UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

Commission File Number: 333-179321

GREAT EAST ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	46-0525801
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

173 Keith St., Suite 300
Warrenton, VA 20186
(Address of principal executive offices)

Tel: 540-347-2212
Fax: 540-347-2291
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2013, Ms. Johnnie Zarecor resigned as a Director and the Secretary of Great East Energy, Inc., a Delaware corporation (the “Company”). Resignation of Ms. Zarecor was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On December 9, 2013, Mr. Michael Doron resigned as the Chief Executive Officer, Chief Financial Officer and the Treasurer of the Company, and was appointed the Chairman and the Secretary of the Company.

On December 9, 2013, Mr. Timur Khromaev was appointed as a Director, Chief Executive Officer, Chief Financial Officer and Treasurer of the Company. Set forth below is a brief biography of Mr. Khromaev:

Mr. Khromaev, age 38, is an advisor at ARTA, a leading Ukrainian investment company where until September 2013 he managed investment banking, corporate finance, brokerage and asset management departments. Prior to co-founding ARTA in 2002, Mr. Khromaev was a Deputy Chairman of the Board at Closed Corporation “TAS-Invest Bank” where he supervised the Investment Banking and Corporate Finance Departments. Before joining “TAS-Invest Bank”, Mr. Khromaev served as the Deputy Chairman of the Board at another Ukrainian bank – Closed Corporation “NRB-Ukraine”, where he was responsible for management of the bank’s Treasury and the Corporate Finance Department. From 1997 till 2001 Mr. Khromaev held top ranking positions at the Ministry of Finance of Ukraine including the post of the Head of Capital Markets Development Department. His scope of activity included the implementation of the state debt policy in the domestic and foreign capital markets, optimization of the state commercial debt structure, coordination of the Ministry’s co-operation with the National Bank of Ukraine and the State Treasury, as well as elaboration of the legislative acts related to the state commercial debts. Mr. Khromaev obtained a B.A. degree in Economics from Union College, New York, USA in 1997, and Master's degree in International Law from Institute of International Relations, Kiev National Taras Shevchenko University. He also completed training in International Law at Cambridge University (1995). The Company believes that Mr. Khromaev’s qualifications and business experience with the companies operating in Ukraine make him uniquely qualified to sit on the Company’s board of directors.

Mr. Khromaev is the sole shareholder of Bezerius Holdings Limited, a corporation organized under the laws of the Republic of Cyprus (“BHL”), which is the majority shareholder of the Company.

As previously reported in the current report on Form 8-K filed by the Company with the SEC on July 31, 2013, the Company’s wholly-owned subsidiary Great East Energy, Inc., a Nevada corporation (“GEEI”), entered into a Stock Purchase Option Agreement dated July 25, 2013, as amended on November 25, 2013 (the “Option Agreement”), with BHL, whereby BHL granted to GEEI an option to purchase 1,000 shares of equity capital of Synderal Services LTD, a corporation organized under the laws of the Republic of Cyprus ("SSL"), representing all issued and outstanding shares of SSL, for $1,250,000. SSL is engaged in the gas exploration and production business in Ukraine through its two wholly-owned subsidiaries, Limited Liability Company NPK-KONTAKT and Limited Liability Company LISPROMGAZ, each a legal entity formed under the laws of Ukraine.

Under the Option Agreement, GEEI was required to pay to BHL $412,500 as an advance payment to be credited towards the purchase price of the SSL shares. The Company made the advance payment on July 25, 2013. The balance of the purchase price in the amount of $837,500 was paid by GEEI upon exercise of the option that was completed on November 25, 2013 by paying to BHL $500,000 in cash and issuing a promissory note in the principal amount of $337,500 for the balance of the option exercise price. The note bears no interest and has a maturity date of December 31, 2013. The obligations of GEEI under the note are secured by 1,000 shares of SSL purchased by GEEI under the Option Agreement in accordance with the Pledge and Security Agreement dated November 25, 2013 made by GEEI in favor of the collateral agent acting on behalf of BHL. In connection with the option exercise closing, 25,799,984 shares of Common Stock previously issued to BHL under the Option Agreement were released to BHL from escrow.

On November 26, 2013, the Company issued one share of Series A Preferred Stock to BHL. Pursuant to the Series A Certificate of Designations filed by the Company with the Secretary of State of the State of Nevada on November 26, 2013, there is one share of Series A Preferred Stock authorized. Shares of Series A Preferred Stock have no dividend rights. The holder of the Series A Preferred Stock is entitled to vote together with the holders of the Company’s common stock, with such holder entitled to 30% of the total votes on all such matters, and the holders of Common Stock and any other shares entitled to vote are entitled to their proportional share of the remaining 70% of the total votes based on their respective voting power. Each share of Series A Preferred Stock is convertible into one share of the Company’s common stock upon the earlier to occur of (i) Twelve (12) months from July 25, 2013 or (ii) the Company closing financings with gross proceeds of at least $4,000,000 on a cumulative basis from July 25, 2013. Shares of Series A Preferred Stock are not redeemable and have no liquidation preference.

Under a Participating Agent Agreement dated as October 1, 2013 by and between BHL and the Company’s placement agent, BHL is entitled to receive from the placement agent a cash compensation of 5% of the investment amounts subscribed for and warrants to purchase 5% of the Company securities purchased by investors introduced by BHL. As of the date of this report, BHL has not received any such compensation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great East Energy, Inc.

Dated: December 13, 2013	By:	/s/ Timur Khromaev
Name: Timur Khromaev
Title: Chief Executive Officer

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